Exhibit 10.2

Certain information has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K because such information (i) is not material and (ii) is the type of information the registrant treats as private or confidential. Information that has been so redacted from this exhibit has been marked with “[***]” to indicate the omission.

PROJECT GRANT AGREEMENT Between ACADEMY OF SCIENCES MALAYSIA And MEDIKA NATURA SDN. BHD. [IN RELATION TO THE MALAYSIAN COLLABORATIVE NETWORK PLATFORM FOR DISRUPTIVE INNOVATION (I-CONNECT)]

THIS AGREEMENT is made on the ........…5.…..…. day of .........…April……… year ……2022…....

BETWEEN

ACADEMY OF SCIENCES MALAYSIA, a statutory body established under the Academy of Sciences Malaysia Act 1994 and having its address at [***] (hereinafter referred to as the “ASM”);

AND

MEDIKA NATURA SDN. BHD. (Company No. [***]) a company incorporated under the law of Malaysia and having its principal place of business at [***] (hereinafter referred to as the “Project Leader”)

(ASM and the Project Leader referred to individually as the “Party” and collectively as the “Parties”)

WHEREAS:-

A)	Government of Malaysia, represented by the Ministry of Science, Technology and Innovation (“MOSTI” or “Government”) has appointed ASM as the Implementing Agency to collaborate in the implementation of a program known as the i-Connect, namely, the Malaysian Collaborative Network Platform for Disruptive Innovation (“the i-Connect Program”).

B)	The i-Connect Program is to be funded under the Strategic Research Fund (“SRF Program”) by MOSTI with the grant being disbursed and managed by ASM. SRF Program will act as an alternative financing scheme to support research and development projects under i-Connect Program.

C)	The i-Connect Program is a collaborative network in four strategic sectors: Industry 4.0, Fintech in Islamic Finance, Health & Wellness, and Halal Supply Chain [“the Sectors”]. Each Sectors in the i-Connect Program will be monitored and implemented by Neutral Entity in collaboration with ASM.

D)	The Project Leader has submitted an application for a grant under the i-Connect Program, to embark on a project of Premiumization of Halal Nutraceuticals towards Therapeutic Claims (Kaempferia Parviflora) For Halal Supply Chain sector (“Project”)

E)	The Project Leader wishes to carry out the Project and ASM agrees to appoint the Project Leader based on the terms and conditions hereinafter set forth.

F)	The Parties now wish to formalise the terms and conditions relating to the Project under this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions

In this Agreement, the following words or phrase and any other part of other grammatical form in respect of such words or phrase used in this Agreement shall have the following meaning except where the context otherwise requires:

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“Agreement”	whenever used herein and in all agreement, documents shall mean the documents forming this Agreement together with all the Schedules attached hereto and all documents taken together shall be complementary to one another;

“Expenses”	For the purpose of Clause 7, Expenses shall mean all necessary and reasonable Expenses incurred in the commercialisation stages of that Project Intellectual Property, including Patent and other Intellectual Property filing, registration and legal fees, Intellectual Property insurance premium, maintenance fees, marketing and licensing costs, administrative expenses and fixed overhead costs and any other incidental expenses incurred for commercialising of the Project Intellectual Property;

“Financial Report”	means a report consisting of all accounts relating to the income received and expenses incurred by the Project Leader on the Project, specifying the period in which the Project Leader has received payments and incurred expenses together with all supporting documents and/or documents as may be required by ASM;

“Grant”	means the total amount of grant that ASM disburse to the Project Leader in accordance with Clause 3 of this Agreement;

“Intellectual Property”	means patents, registered designs, unregistered design rights, copyrights, rights in trademarks and service marks whether registered or not, goodwill and rights in confidential information and know-how and any associated or similar rights (including in all cases, applications and rights to apply therefore) together with any and all documentation relating to such rights and interests;

“Milestones”	means the major achievement of activities of the Project and payment of the Grant as described in SCHEDULE B;

“Neutral Entity”	means the implementor of the i-Connect Program for each Sector in collaboration with ASM;

“Project”	means the project and the activities of the Project as detailed in SCHEDULE A;

“Project Completion Date”	means the date where ASM and/or the Government acknowledges in writing of the successful and full implementation of the Project;

“Project Intellectual Property”	means Intellectual Property which is created, developed or discovered in the conduct of the Project including any output of creative endeavour derived with the potential for commercialisation and exploitation for any economic gain;

“Project Leader”	shall also refer to Commercialisation Entity;

“Project Owner”	means the Top Management representatives from the Project Leader such as Founder, Co-Founder, Chief Executive Officer and Chief Operating Officer.

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“Research Partner”	means institutions / universities / companies / industries actively involved with the research project for the demand-driven Research and Development under the i-Connect Program;

“Scope of Funding”	means the scope of funding allowed under the SRF Program particularly described under SCHEDULE B.

1.2.	Monetary references are in Malaysian currency.

1.3.	Any word (including a word defined or given a special meaning) denoting the singular shall include the plural and vice versa.

1.4.	Words denoting any gender shall include all genders.

2.	COMMENCEMENT AND DURATION

2.1.	Notwithstanding the date of execution hereof, the Project shall commence from 14th January 2022 and end on 13th January 2024 (the “Term”). This Agreement shall come into force and effect from 14th January 2022 until the Project Completion Date.

2.2.	Notwithstanding anything to the contrary elsewhere in this Agreement, ASM shall be entitled to terminate this Agreement by serving not less than 30 days’ written notice to the Project Leader.

2.3.	If the Project Leader is desirous of extending the Term, it shall do so by giving a prior written notice of three (3) months to ASM before the expiry of the said Term. In such an instance, ASM may grant in writing an extended term on its sole discretion (hereinafter referred to as “the Extended Term”) provided always that: -

a)	The Project Leader has not defaulted in its obligation, covenants, warranties and representations in pursuant to this Agreement;

b)	The Project Leader shall not be entitled for any additional Grant and/or funding as specified hereinafter in this Agreement, unless otherwise agreed in writing by MOSTI;

c)	ASM obtain MOSTI’s prior written approval for the extended term.

3.	THE GRANT

3.1.	The amount of the Grant awarded to the Project Leader is RINGGIT MALAYSIA ONE MILLLION TWO HUNDRED FIFTY THOUSAND (RM 1,250,000.00) only.

3.2.	Disbursement of the Grant will be made based on the Milestones under SCHEDULE B of the Project and the Project Leader’s compliance with the terms of this Agreement.

3.3.	The Grant is fully inclusive of any and all taxes that may be payable in connection with the award, receipt or use of the Grant. The Project Leader will deduct any such taxes out of the Grant and in no circumstance shall ASM be required to pay any additional sum in respect of such taxes. In the event that ASM is required by the laws or regulations of any applicable jurisdiction to deduct any withholding tax or similar taxes from the Grant, ASM shall deduct and account for such taxes before paying the remainder of the Grant to the Project Leader and shall notify the Project Leader in writing of all sums properly deducted, as the case may be.

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3.4.	The Project Leader shall contribute as a matching grant, in cash and/or in kind, in accordance to SCHEDULE B.

3.5.	The amount of the Grant may be adjusted by the Government and the Government has the absolute discretion for any review of the Grant or aggregate amount to be paid by ASM to the Project Leader. ASM shall notify the Project Leader upon any changes or revise made by the Government to the amount of the Grant at least 30 days before effecting these changes.

3.6.	In the event there is any delay in the Government disbursing the relevant grant to ASM, ASM shall notify the Project Leader on any such delay in disbursing the Grant to the Project Leader.

3.7.	Withholding Payment of Grant:

a)	If any of the following events shall have happened and be continuing, via:

i.	a default shall have occurred in the execution of any of the terms of this Agreement on the part of the Project Leader; or

ii.	any other condition which has arisen, which, in the reasonable opinion of ASM, interferes or threatens to interfere with the successful performance of the Project or the accomplishment of the purposes of this Agreement, then ASM may by written notice to the Project Leader:

aa)	withhold in whole or in part payments of the Grant to the Project Leader under this Agreement; and

bb)	demand the Project Leader to immediately cease all expenditures under this Agreement and to return to ASM, such amount or amounts of unexpended monies already paid by ASM to the Project Leader, in whole or in part, as the case may be.

3.8.	If any of the conditions referred to in Clause 3.7(a) shall have happened and be continuing for a period of fourteen (14) days after ASM has given written notice of withholding payments to the Project Leader under this Agreement, ASM may by written notice to the Project Leader terminate this Agreement.

3.9.	The Grant shall not be applied for any purpose other than the purposes for which the Grant is granted.

3.10.	The total Grant as mentioned hereinabove shall form the full and final consideration for the activities for the Project under this Agreement and shall be further deemed, to include any expenses rendered and incurred by the Project Leader in relation and/or for the Project.

3.11.	If the Project Leader fail to perform its obligations set forth under this Agreement or default to perform its obligations in accordance to the Milestones, ASM warrants that MOSTI shall be at liberty to (a) demand for Project Leader to cease any Services or works under this Agreement immediately (b) withhold in whole or in part payment payable under this Agreement, and (c) to demand all parties to immediately cease all expenditures under this Agreement and to return to MOSTI, such amounts or amounts of unexpended monies already paid by MOSTI, in whole or in part, as the case maybe. If any of the above-mentioned events happen, (a) the Project Leader shall forthwith cease the activities for the Project, (b) ASM shall be at liberty to claim against the Project Leader for any unutilized balance of fund payable under this Agreement, and (c) the Project Leader shall prepare a statement of expenditure incurred and report in a form satisfactory to ASM in connection of the Project including the present stage of its progress.

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3.12.	Project Leader shall return the remaining balance or unexpended money of the Grant to ASM three (3) months prior to the expiry of the Term, failing which the Project Leader shall be deemed a material breach of this Agreement.

4.	THE PROJECT

The Project Leader:

4.1.	shall carry out the Project with due diligence and efficiency and in conformity with sound of technical practices.

4.2.	shall act at all times so as to protect the interests of ASM and the Government and shall ensure the completion of the Project to the satisfaction of the ASM and the Government.

4.3.	shall implement and complete the Project in accordance with the approved timeline as stated in SCHEDULE A.

4.4.	shall deliver all aspects of the project with reasonable skill and care and in compliance at all times with the terms of this Agreement, the Project Guidelines and all applicable regulations, legislation and laws in force from time to time.

4.5.	shall submit to ASM the following reports in accordance with the template under SCHEDULE D:

a)	Progress Report on the implementation of the Project on a half-yearly basis;

b)	Financial Report on a half-yearly basis. The Financial Report shall be certified for half-yearly and audited for yearly report to the satisfaction of ASM and ASM shall acknowledge the acceptance of the report in writing.

4.6.	shall submit Final Report to ASM in accordance with the template under SCHEDULE E, to the satisfaction of ASM and ASM shall acknowledge the acceptance of the final report in writing.

4.7.	for the period of two (2) years upon Project Completion Date, Project Leader shall report to ASM covering on any information, including without limitation on commercialisation and licencing of the intellectual property, revenues, export value, and any other relevant information as required from time to time. The report shall include sufficient information to satisfy reporting requirements of the Government.

4.8.	shall take all reasonable effort to assist ASM comply with any additional requirements from the Government notified to them from time to time.

4.9.	shall keep full and proper accounts and expenditure with regard to the expenditure by the Project Leader on the Project and ASM shall be entitled to receive copies of all information reasonably required on request and to audit the administration by the Project Leader of the Grant and the Project.

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4.10.	shall maintain records relating to this Agreement and the project for six (6) years following the year in which the Project complete and allow ASM access to those records on reasonable notice and reasonable time for audit purposes. In the event an audit reveals that the Grant paid to the Project Leader is in excess of the actual expenditures incurred by the Project Leader, the Project Leader shall refund any and all such excess to ASM.

4.11.	shall at all times permit ASM, its officers, servants, agents and authorized representatives to inspect the activities of the Project (or any work relating to it) and access the progress thereof.

4.12.	shall update all information and the progress of the Project to Neutral Entity and ASM, including not limited to the reports and deliverables related to the Project.

4.13.	shall ensure that the Research Partner(s) will be bound to the same restrictions and conditions that apply to the Project Leader except for the fund contribution either in kind and/or cash. (Refer to Clause 3.4).

5.	SITE VISITS

The Government or ASM, through its authorized representatives has the right, at all reasonable times, to make site visits to review the Project accomplishments. If any site visit is made by the Government or ASM to the premises of the Project Leader, or other premises where the Project may be conducted, the Project Leader shall provide and require its servants or agents to provide reasonable assistance to the Government or ASM, and its authorized representatives in the performance of their duties.

6.	OWNERSHIP AND USE OF GRANT EQUIPMENTS

6.1.	All Grant equipment or asset purchased under the grant must be recorded and tagged with the project number and Government logo for monitoring and verification purposes. The equipment belongs to the Project Leader and the maintenance of the equipment is under the responsibility of the Project Leader once the project has been completed.

6.2.	Project Leader must ensure that, all the Government logo shall be removed from the equipment after termination or expiry of this Agreement.

6.3.	Prior expiry of this Agreement, the Grant equipment may be disposed by the Project Leader subject to the Government prior written consent.

6.4.	Any selling of the Grant equipments and asset are not allowed by the Government before the expiry or termination of this Agreement.

7.	PROJECT INTELLECTUAL PROPERTY

7.1.	The Intellectual Property (IP) rights of the Project shall be wholly owned by the Government. The Project Leader, and/or Research Partner (“Applicants”), through ASM, may apply for the ownership of the IP for the Project from the Government, subject to the Government sole discretion on the application.

7.2.	The proportion of the ownership in the rights, title and interest in and to any and all the said IP rights shall be mutually agreed by the Applicants and the Government.

7.3.	The Project Leader and/or the Research Partner shall disclose to the Government, through ASM, in writing, of the existence of the Project Intellectual Property not later than 90 days from the Project Completion Date.

7.4.	The costs of maintaining the Project Intellectual Property shall be borne by the Project Leader and/or the Research Partner.

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7.5.	Notwithstanding the duration of this Agreement, the Applicants shall at no cost to the Government, grant to the Government a non-exclusive, non-transferable, irrevocable and royalty free license on the Project Intellectual Property to use for the purpose of research and education.

7.6.	Right to commercialise:

a)	The Project Leader shall be in charge of the commercialisation of the particular product, service, process or organisational system to market which consist of the said Intellectual Property rights for the Project.

b)	Subject to the Government prior approval, the Project Leader, within final twelve (12) months during the Term of this Agreement or for such period approved in writing by ASM, may be granted the exclusive right/license to commercialise the particular product, service, process or organisational system to market in relation to the Project which consist of the said Project Intellectual Property rights.

c)	In the event the Project Leader fails to the right to commercialise, then the Project Leader shall grant the exclusive right/license to commercialize to the Neutral Entity and the Neutral Entity shall assume the responsibility of commercialising the said product, service, process or organisational system to market within the next six (6) months [“Final Commercialisation Period”].

d)	In the event the Neutral Entity fails to commercialise the said product, service, process or organisational system to market within the Final Commercialisation Period, then the said exclusive right/license to commercialise the particular product, service, process or organisational system to market which consist of the said Intellectual Property rights shall be automatically transferred to ASM;

e)	Subject to Clause 7.6(d) stated hereinabove, ASM shall retain its rights absolutely in the said Intellectual Property rights and shall have absolute right to transfer the licensing to any third party be it private sector or government sector and shall retain its right absolutely to assign and re-assign the said Intellectual Property rights to any party that ASM deems fit;

f)	For the avoidance of doubt, notwithstanding any provisions to the contrary, ASM, at all material time, shall be entitled to assign and re-assign the portion of ownerships in the Intellectual Property rights held by the Project Leader and/or the Research Partner to any party including ASM itself that ASM deems fit, upon the mutual consents of all owners of the said Intellectual Property Rights.

7.7.	Incentive for Intellectual Property

a)	The Applicants may apply from the Government for the following incentives:

i.	Incentives for disclosure of the Project Intellectual Property: RM500.00;

ii.	Incentives for filing of patent of the Project Intellectual Property: RM5,000.00; and

iii.	Incentives for granting of patent Project Intellectual Property: RM10,000.00.

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b)	The Government shall pay the incentives

i.	The incentive for disclosure of the Project Intellectual Property upon disclosure of the Project Intellectual Property;

ii.	The incentive for filing of patent of the Project Intellectual Property upon receipt of the proof of patent filing of the Project Intellectual Property; and

iii.	The incentive for granting of patent Project Intellectual Property upon receipt of the proof of patent granted of the Project Intellectual Property.

c)	Payment of this incentive shall be on a one-off basis for each Project Intellectual Property and the payment will be made within the Term of the Project.

d)	By referring to Clause 7.7(a), the Applicants will only be eligible for the payment of incentives if ASM disclose the intention to apply for the incentives during the application of the Grant.

7.8.	Guidelines for sharing of revenues on the commercialisation of the Project Intellectual Property

a)	Where the Project Leader derive any financial return from the commercial exploitation of the Project software platform and/or Project Intellectual Property, such nett revenues shall be divided between the Project Leader and the Research Partner(s). In arriving at the figure that is available for sharing between the Project Leader and the Research Partner(s), the Project Leader shall deduct all reasonable Expenses. It is further agreed between Parties that any revenues negotiated and shared between the Project Leader and the Research Partner(s) shall be in written agreement and Project Leader shall disclose such agreement and all other related documentation to ASM.

b)	Upon deduction of these reasonable Expenses, the Project Leader shall distribute the disbursable amount on the closing of the financial year in which the income revenue is derived according to the Table 1 as set forth in SCHEDULE C.

7.9.	For the avoidance of doubt, the provisions of this Clause 7 shall survive at all times thereafter notwithstanding the expiry/termination of this Agreement.

8.	INDEMNIFICATION

8.1.	The Project Leader shall indemnify, defend, and hold harmless ASM and its officers, employees, agents, and representatives (collectively, “Indemnitee”), against all liability, demands, claims, costs, damages, injury including death, settlements, and expenses (including without limitation, interest and penalties) incurred by Indemnitee (“Losses”) arising out of the performance of the Project Leader under this Agreement but only in proportion to and to the extent such Losses are caused by or result from:

a)	The negligent acts or omissions of the Project Leader, its officers, agents, employees, subcontractors, consultants, or any person or entity for whom the Project Leader is responsible (collectively, “Indemnitor”);

b)	The breach by Indemnitor of any of the provisions of this Agreement; and/or

c)	Wilful misconduct by Indemnitor.

8.2.	Nothing in this Agreement, including the provisions of this clause 8, shall constitute a waiver or limitation of any rights which Indemnitee may have under applicable law, against the Indemnitor.

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9.	VARIATIONS

9.1.	No variation of this Agreement shall be effective unless by way of an addendum in writing and signed by or on behalf of each of the Parties. For the avoidance of doubt, the said addendum shall specifically refer to this Agreement and shall be read and interpreted as part of this Agreement.

10.	CONFIDENTIALITY

10.1.	For the purpose of this Clause 10:

a)	the “Disclosing Party” shall mean ASM; and

b)	the “Receiving Party” shall mean Project Leader.

10.2.	For the purpose of this Agreement, “Confidential Information” means any data or information whether commercial, financial, technical or otherwise and material provided to the Receiving Party by the Disclosing Party before as well as after the date of this Agreement which by its nature should be treated as secret and confidential and includes without limitation, any information, processes, materials relating to business affairs, databases, protocols, diagrams, customers, market opportunities, business and marketing plans, financial statements, trade secrets, design rights, know-how, methodologies, proprietary information, research and experimental work, plans, reports, copyrights, documentation, specifications, systems, concepts, designs, configurations, schedules, costs, performance features, techniques, data, tables, calculations and other business information in relation to the i-Connect Program and the Project which is provided to the Receiving Party or which is based on information provided to the Receiving Party in any form or media whatsoever, directly or indirectly, whether provided verbally or otherwise and whether or not explicitly or tacitly identified as being confidential.

10.3.	The provisions of Clause 10.2 shall not apply to any Confidential Information which:

(a)	at the time of disclosure, is part of the public knowledge;

(b)	can be shown to have already been in the Receiving Party’s possession and reduced to either drawing, writing or physical embodiment prior to disclosure hereunder;

(c)	is received from a third party who lawfully acquired it and who is under no obligation restricting its disclosure; and

(d)	is required to be disclosed by a governmental body or regulatory authority or a court of competent jurisdiction or required by any applicable laws, rules or regulations.

10.4.	Receiving Party undertakes in respect of confidential information that it:

(i)	shall not use any confidential information other than in connection with the Agreement;

(ii)	shall not divulge, publish or disclose to any third party any confidential information, except with the disclosing Party’s prior written approval;

(iii)	shall preserve and cause its employees and agents to preserve the confidentiality of any confidential information; and

(iv)	shall restrict disclosure of the confidential information solely to the persons who have a specific need to know or have access to such information and material for the purpose of the Agreement.

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10.5.	The obligations of this Clause 10 shall survive and remain binding on Receiving Party for a period of six (6) years from the expiry or of the earlier termination of this Agreement, as the case may be.

11.	TERMINATION OF AGREEMENT

11.1.	Termination by ASM

a)	In the event the Project Leader without reasonable cause:

i.	suspends the Project and fails to proceed regularly and diligently with the performance of its obligations under this Agreement;

ii.	fails to execute the Project in accordance with this Agreement or persistently neglects to carry out its obligations under this Agreement;

iii.	defaults in performing the duties attributed to it under this Agreement; or

iv.	breaches any of its obligations or fail to comply with any other terms and conditions of this Agreement,

then, ASM shall give notice in writing to the Project Leader specifying the default and requiring the Project Leader to remedy such default within thirty (30) days after the date of the notice. If the Project Leader fails to remedy the relevant default within such period or such other period as may be determined by ASM, ASM shall have the right to terminate this Agreement at any time thereafter by giving notice to that effect.

b)	If at any time during the subsistence of this Agreement

i.	an order is made or a resolution is passed for the winding-up of the Project Leader, except for the purpose of reconstruction or amalgamation not involving the realization of assets in which the interest of creditors are protected;

ii.	the Project Leader goes into liquidation or a receiver is appointed over the assets of the Project Leader or the Project Leader makes an assignment for the benefit of or enters into an arrangement or composition with its creditors or stops payment or is unable to pay its debts; or

iii.	execution is levied against a substantial portion of the Project Leader’s assets, unless it has instituted proceedings in good faith to set aside such execution,

then ASM shall have the right to terminate this Agreement forthwith by giving notice to that effect.

c)	Upon termination of this Agreement under Clause 11.1(a) or 11.1(b):

i.	the powers and rights granted by and the obligations in this Agreement shall terminate immediately;

ii.	the Project Leader shall:

(aa)	forthwith cease the Project;

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(bb)	prepare a statement of expenditure incurred and a report in a form satisfactory to ASM in connection of the Project including the present stage of its progress;

(cc)	All licences to commercialize vested upon the Project Leader for the purpose of implementing Project, shall be automatically assigned to ASM upon the said termination

iii.	ASM shall cease the payment of the Grant or balance payment of the Grant and claim against the Project Leader for any unutilized balance as a result of the termination of this Agreement. For the avoidance of doubt, ASM is then at liberty to liaise and re-negotiate with the third party for the entry of a fresh agreement, and further, reserve its right to appoint such other party to replace the role of the Project Leader, in implementing the Project.

PROVIDED THAT the termination shall not affect or prejudice the rights of any Party which have accrued prior to the date of termination of this Agreement and the obligations under this Agreement shall continue even after the termination of this Agreement in respect of any act, deed, matter or thing happening prior to such termination of this Agreement.

11.2.	Termination on Corruption, Unlawful or Illegal Activities

a)	Without prejudice to any other rights of ASM, if the Project Leader, its personnel, servants, agents or employees is convicted by a court of law for corruption or unlawful or illegal activities in relation to this Agreement or any other agreement that the Project Leader may have with ASM, ASM shall be entitled to terminate this Agreement at any time, by giving immediate written notice to that effect to the Project Leader.

b)	Upon such termination, ASM shall be entitled to all losses, costs, damages and expenses (including any incidental costs and expenses) incurred by ASM arising from such termination.

c)	For the avoidance of doubt, the Parties hereby agree that the Project Leader shall not be entitled to any other form of losses including loss of profit, damages, claims or whatsoever upon termination of this Agreement.

12.	FORCE MAJUERE

12.1.	Force Majeure shall mean any event without the default of either party such as fire, explosions, hurricanes, floods, earthquakes and similar natural calamities as wars, epidemics, military operations, terrorism, riots, revolts, strikes, industrial unrest, government embargoes or other unforeseeable actions, an outbreak of Disease, Epidemic or Pandemic, issuance of Restriction of Trade, Movement or Dealings Order by the Authorities in question, any other cause reasonably beyond the parties’ control (collectively referred to as “Force Majeure Event”), making the event commercially impracticable, impracticable to perform, illegal, or impossible to fully perform under this Agreement as the Parties originally contracted for, occurring after conclusion of this Agreement and outside the parties reasonable control, which cannot be avoided by the reasonable diligence that could delay or prevent the performance of either parties’ obligations on this Agreement.

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12.2.	Notwithstanding anything to the contrary in this Agreement, neither Party shall be liable to the other Party for any or all losses and damages incurred, suffered and recoverable by the other Party or be deemed to be in breach of this Agreement by reason of any delay in performing, or any failure to perform, any of its obligations under this Agreement, if the delay or failure was due to a Force Majeure Event Provided That the Affected Party shall:

a)	as soon as practicable after the occurrence of the Force Majeure Event affecting it serve on the other Party written notice thereof specifying the particulars of the Force Majeure Event, the extent to which it is unable to discharge or perform its obligations under this Agreement, the reasons for its inability to perform or discharge such obligation and the estimated period during which it is and will remain unable to perform and discharge such obligation; and

b)	promptly take and continue to take all action within its powers to minimise the duration and effect of the Force Majeure Event on it.

12.3.	If such Force Majeure Event to be continuing for such period of time that effectively frustrates the original intention of this Agreement, and that the Parties failed to discuss the consequences of the force majeure and/or agreed upon the course of action to be taken to mitigate the effects thereof or to be adopted in the circumstances, it then the Parties may agree that this Agreement may be terminated upon mutual agreement of the Parties.

12.4.	If this Agreement is terminated by an event of Force Majeure pursuant to the above clause, all rights and obligations of the Parties under this Agreement shall forthwith terminate and neither Party shall have any claim against the other Party and neither Party shall be liable to each other save for any rights and liabilities accruing prior to the occurrence of the event of Force Majeure.

12.5.	Neither Party shall be entitled to rely upon the provisions above if both Parties reasonably determine that an event of Force Majeure has not occurred.

12.6.	For avoidance of doubt, the Parties shall continue to perform those parts of those obligations not affected, delayed or interrupted by an event of Force Majeure and such obligations shall, pending the outcome of this clause continue in full force and effect.

13.	MISCELLANOUS

13.1.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

13.2.	Amendments

This Agreement shall not be varied, amended, modified or altered save and except by a written instrument executed by the Parties herein.

13.3.	Branding and Publicity

Neither Party may refer to this Agreement or made reference to the other Party, or use the other Party’s logos or marks, in any publicity or advertising material, or make any press release or other public disclosure related to this Agreement, without first obtaining the other Party’s written consent.

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13.4.	Waiver

No failure or delay on the part of any Party having an interest in the Grant to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof, nor shall any single or partial exercise of any right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

13.5.	Notices

Any notice or other communication in connection with this Agreement under this Agreement shall be in writing in English (“Notice”) and shall be sufficiently given or served if delivered or sent:

In the case of the Project Leader to:

MEDIKA NATURA SDN. BHD.

[***]

In the case of ASM to:

ACADEMY OF SCIENCES MALAYSIA

[***]

or (in either case) to such other address or fax number or email address in Malaysia as the relevant Party may have notified to the others in accordance with this Clause.

13.6.	Cost and stamp duty

The Project shall bear the stamp duty and the legal fees for the preparation of this Agreement.

13.7.	Assignment

This Agreement shall not be assigned or novated in whole or in part by the Project Leader without the prior written consent of ASM.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF the Parties hereto have hereunto set their hands on the day and year first above written.

Signed by		)
for and on behalf of		)
ACADEMY OF SCIENCES OF		)
MALAYSIA		)
in the presence of :		)
)

/s/ [***]			/s/ [***]
Witness		)	Authorised Signatory
Name:	[***]	)	Name:	[***]
Designation:	[***]		Designation:	[***]

Signed by		)
for and on behalf of		)
PROJECT LEADER		)
in the presence of :		)
)
/s/ Abdul Razak Mohd Isa			/s/ Mustadza Muhamad
Witness		)	Authorised Signatory
Name:	Abdul Razak Mohd Isa	)	Name:	Mustadza Muhamad
Designation:	CEO	)	Designation:	CFO

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SCHEDULE A

PROJECT DETAILS AND ACTIVITIES

[OMMITTED]

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SCHEDULE B

SCHEDULE OF PAYMENT/MILESTONES & SCOPE OF FUNDING

[OMMITTED]

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SCHEDULE C

DISTRIBUTION GUIDELINES

[OMMITTED]

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SCHEDULE D

PROGRESS AND FINANCIAL REPORT TEMPLATE

[OMMITTED]

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SCHEDULE E

FINAL REPORT TEMPLATE

[OMMITTED]

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